EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MALCOLM GILLIS ELECTED TO INTROGEN THERAPEUTICS’ BOARD OF DIRECTORS

Board Strengthened with Addition of Rice University President

HOUSTON, TX, February 19, 2004 — Introgen Therapeutics, Inc. announced today the election of Malcolm Gillis, Ph.D. to its Board of Directors. Dr. Gillis serves as the president of Rice University, a position he has held since 1993. Rice University is an academic institution known worldwide for its excellence in engineering, bioengineering, natural sciences, and nanotechnology research. Previously Dr. Gillis served as dean of the faculty of Arts and Sciences at Duke University. Dr. Gillis is a director of the Federal Reserve Bank of Dallas.

Dr. Gillis succeeds Mr. Robert L. (Bob) Moore on Introgen’s board of directors, who resigned effective yesterday. Dr. Gillis, a financial expert, will serve on various committees of Introgen’s board of directors.

David G. Nance, Introgen’s president and CEO said, “Dr. Gillis’ vision, accomplishments and associations will be invaluable to Introgen during this important phase of the company’s growth. Under the leadership of Dr. Gillis, Rice University has developed a reputation as a world leader in nanotechnology research, a field which holds great promise for biomedical applications.”

Dr. Gillis said, “Introgen is developing novel products focusing on unmet medical needs. I am pleased to join the board of a company that represents one of the best examples of innovative technology from Texas Medical Center institutions being integrated into commerce. I look forward to contributing to Introgen’s mission.”

Mr. Nance added, “Our board acknowledges with appreciation the dedicated service provided to Introgen by Bob Moore.”

Dr. Gillis, a widely published economist, has provided substantial service to academics, governments, foundations, and non-profit organizations. For five years he was co-editor of the oldest economics journal, the Quarterly Journal of Economics. He was a member of the Governor’s Council of Advisers for the State of Alaska, and a member of the Visiting Committee for the Energy Division of Oak Ridge National Laboratory. In 1990-

91, he chaired the Economic Future Commission for the Governor and General Assembly of the State of North Carolina. He serves as a board member of Houston Advanced Research Center, the executive committee of the Greater Houston Partnership, St. Luke’s Episcopal Hospital, the Houston Symphony, the Houston Technology Center, and AECOM Technology Corporation based in Los Angeles. He has served as a member of the Executive Committee and the chair of the Tax Committee of the Association of American Universities. Earlier in his career, he was a Distinguished Fulbright Professor. Dr. Gillis has been a frequent consultant to the World Bank, the U.S. Treasury Department, Oak Ridge National Laboratory, the Canadian Ministry of Finance, and the Ford Foundation.

Dr. Gillis received his A.A. from Chipola Junior College, his B.A. and M.A. degrees from the University of Florida, and his Ph.D. from the University of Illinois. He holds an honorary Doctor of Laws from Rocky Mountain College. His first academic position was as an assistant professor of economics at Duke University, followed by a 15-year stint at Harvard. He returned to Duke in 1984 as professor of economics and of public policy. In 1990, he was named a Distinguished Professor in Public Policy. In July of 1993 Dr. Gillis became the sixth president of William Marsh Rice University.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to the service of Dr. Malcolm Gillis as a member of Introgen’s board of directors. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but without limitation, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed on March 31, 2003 and its quarterly report on Form 10-Q filed on November 14, 2003, and its prospectus supplement filed with the SEC pursuant to Rule 424(b)(2) on November 26, 2003. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com